Exhibit 10.1

Execution Version

SERIES B REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT

among

ROSEHILL RESOURCES INC.

and

THE PURCHASERS PARTY HERETO

i

ii

SCHEDULE A – Purchaser Allocations

EXHIBIT A – Additional Issuance Conditions

iii

SERIES B REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT

This SERIES B REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT, dated as of December 8, 2017 (this “Agreement”), is entered into by and among ROSEHILL RESOURCES INC., a Delaware corporation (the “Company”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, prior to or concurrently with the execution of this Agreement, the Credit Agreement (as defined below) was amended by the First Amendment to the Credit Agreement (the Credit Agreement, as so amended, the “Amended Credit Agreement”);

WHEREAS, on October 24, 2017, the Company entered into a Purchase and Sale Agreement (as it may be amended or supplemented from time to time, the “Acquisition Agreement,” and the transactions contemplated thereby, the “Acquisition”), by and among the Company and the sellers party thereto;

WHEREAS, concurrently with the entry into this Agreement, Rosehill Operating Company, LLC, a Delaware limited liability company and a subsidiary of the Company (“Rosehill Operating”), has entered into a Second Lien Note Purchase Agreement (as it may be amended or supplemented from time to time, the “Note Purchase Agreement,” and the transactions contemplated thereby, the “Notes Offering”), by and among the Company and the purchasers party thereto; and

WHEREAS, in accordance with the provisions of this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, certain shares of Series B Preferred Stock (as defined below), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions

As used in this Agreement, the following terms have the meanings indicated:

“Acquisition” has the meaning specified in the Recitals.

“Acquisition Agreement” has the meaning specified in the Recitals.

“Additional Series B Preferred Shares” means, with respect to each Purchaser, a number of additional Series B Preferred Shares such that, when multiplying the number of such Series B Preferred Shares by the Series B Preferred Stock Purchase Price, the result is less than or equal to the amount under the “Remaining Unfunded Commitment Amount” column set forth opposite such Purchaser’s name on Schedule A, with any fractional Series B Preferred Shares being rounded up to the nearest whole number of Series B Preferred Shares.

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act. For the avoidance of doubt, for purposes of this Agreement, any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates shall be considered an Affiliate of such Purchaser; provided, however, that no portfolio company of a Purchaser or its Affiliates shall be considered or otherwise deemed to be an Affiliate thereof.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Amended Credit Agreement” has the meaning specified in the Recitals.

“Anti-Corruption Law” has the meaning specified in Section 3.21.

“Base Series B Preferred Shares” means, with respect to each Purchaser, the number of Series B Preferred Shares set forth opposite such Purchaser’s name Schedule A. For the avoidance of doubt, the amount of Initial Issuance Proceeds shall be equal to the product of the aggregate number of Base Series B Preferred Shares multiplied by the Series B Preferred Stock Purchase Price.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Bylaws” means the Amended and Restated Bylaws of the Company.

“Capital Ratio” shall mean, as of any date of determination, the ratio of (i) Total Senior Capital as of such date to (ii) EBITDAX (as such term is defined in the Series B Certificate of Designations), for the most recent trailing twelve months of the Company for which internal financial statements are available immediately preceding such date.

“Closing” means the Initial Closing or a Subsequent Closing, as applicable.

“Closing Date” means the date on which a Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means, with respect to each Purchaser, the amount set forth opposite such Purchaser’s name on Schedule A.

“Commitment Termination Date” means the date that is one (1) year following the Initial Closing Date.

“Common Stock” has the meaning specified in Section 3.02(a).

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Group Subsidiaries” means all of the Subsidiaries of the Company.

“Company Related Parties” has the meaning specified in Section 6.02.

“Company SEC Documents” has the meaning specified in Section 3.03.

“Contract” means any agreement filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for quarter ended March 31, 2017, Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and the Current Report on Form 8-K filed with the Commission on October 30, 2017.

“Credit Agreement” means that certain Credit Agreement, dated as of April 27, 2017, by and among the Company, PNC Bank, National Association, as Administrative Agent and Issuing Bank, and each of the Lenders party thereto, as may be amended from time to time.

“Environmental Law” means any Law relating to public or worker health and safety, pollution or protection of the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Materials.

“ERISA” has the meaning specified in Section 3.20.

“ERISA-Subject Plan” has the meaning specified in Section 3.20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FCPA” has the meaning specified in Section 3.21.

“Funding Call” has the meaning specified in Section 2.01(c).

“Funding Obligation” means, with respect to a particular Purchaser, an amount equal to the Series B Preferred Stock Purchase Price multiplied by the number of Purchased Shares to be purchased by such Purchaser on the applicable Closing Date pursuant to Section 2.01.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Company prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Rosehill Entities or any of their respective Properties.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (polychlorinated biphenyl, asbestos-containing materials, radiation, lead, noise, mold, or odor, and (d) any other pollutant, contaminant, hazardous or toxic chemical, material, waste or substance regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law.

“Indemnification Cap” means, as of any date, the sum of the Initial Issuance Proceeds plus all Subsequent Issuance Proceeds actually paid to the Company by the Purchasers through such date; provided, that in no event shall the Indemnification Cap exceed the Issue Amount.

“Indemnified Party” has the meaning specified in Section 6.05.

“Indemnifying Party” has the meaning specified in Section 6.05.

“Independent Accounting Firm” has the meaning specified in Section 7.15.

“Initial Closing” means the consummation of the purchase and sale of the Base Series B Preferred Shares.

“Initial Closing Date” means the date the Initial Closing is consummated pursuant to Section 2.02(a).

“Initial Issuance Proceeds” has the meaning specified in Section 2.01(a).

“Issue Amount” means $200,000,000.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of one or more of J. A. Townsend, Craig Owen, Brian Ayers, R. Colby Williford, Paul Larson, Bryan Freeman, Chris Wood and Ron Sanders; provided, however, that inquiries of third parties shall not be required.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Losses” has the meaning specified in Section 6.01.

“Mandate Letter” means that certain Mandate Letter, dated as of November 6, 2017, by and between EIG Management Company, LLC and the Company.

“Money Laundering Laws” has the meaning specified in Section 3.22.

“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development, individually or together with any other change, event, effect, occurrence, state of facts or development, that has or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Rosehill Entities, taken as a whole, or (b) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Rosehill Entities operates, except to the extent that such entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Company and its subsidiaries to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (iv) any change in accounting requirements or principles imposed upon any of the Rosehill Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, (v) any change in the credit rating and/or outlook of any of the Rosehill Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Company’s securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vii) any failure of the Company to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred), (viii) entry into the Acquisition Agreement or Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby or (ix) any changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities.

“Multiemployer Plan” has the meaning specified in Section 3.20.

“NASDAQ” means the NASDAQ Stock Market.

“Notes Offering” has the meaning specified in the Recitals.

“Note Purchase Agreement” has the meaning specified in the Recitals.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Permitted Transferee” means any Person that is an “accredited investor” within the meaning of Rule 501 under the Securities Act; provided that such Person is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Purchased Shares” means, collectively, any Base Series B Preferred Shares and Additional Series B Preferred Shares that the Company issues to the Purchasers on any Closing Date pursuant to Section 2.01.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Purchasers” has the meaning specified in the introductory paragraph of this Agreement.

“Purchasers’ Transaction Expense Amount” has the meaning specified in Section 5.03.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rosehill Entities” means the Company and the Company Group Subsidiaries, collectively, including Rosehill Operating.

“Rosehill Operating” has the meaning specified in the Recitals.

“Rosehill Operating LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Rosehill Operating, dated as of the date hereof, as may be amended from time to time.

“Sanctions” has the meaning specified in Section 3.23.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Certificate of Designations” means the Certificate of Designations of the Series A Preferred Stock of the Company, as adopted by the Board of Directors on April 27, 2017, as may be amended from time to time.

“Series A Preferred Stock” means the 8.000% Series A Cumulative Perpetual Convertible Preferred Stock of the Company.

“Series B Certificate of Designations” means the Certificate of Designations of the Series B Preferred Stock of the Company, adopted by the Board of Directors on December 7, 2017, and filed with the Secretary of State of the State of Delaware as of the date hereof.

“Series B Preferred Share” means a share of Series B Preferred Stock.

“Series B Preferred Stock Purchase Price” means $1,000.

“Series B Preferred Stock” means the Series B Redeemable Preferred Stock of the Company, as more fully described in the Series B Certificate of Designations.

“Subsequent Closing” has the meaning specified in Section 2.02(b).

“Subsequent Closing Date” means any date a Subsequent Closing is consummated pursuant to Section 2.02(b).

“Subsequent Issuance Proceeds” has the meaning specified in Section 2.01(c).

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, escheat or unclaimed property, alternative, add-on minimum or other taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest whether paid or received, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Third-Party Claim” has the meaning specified in Section 6.05.

“Total Senior Capital” shall, at any time of determination, be an amount equal to the sum of (i) the Indebtedness (as defined in the Series B Certificate of Designations) of the Rosehill Entities, plus (ii) the aggregate Liquidation Preference (as defined in the Series A Certificate of Designations) of all Series A Preferred Stock, plus (iii) the aggregate Liquidation Preference (as defined in the Series B Certificate of Designations) of all outstanding Series B Preferred Stock.

“Transaction Documents” means, collectively, this Agreement, the Series B Certificate of Designations and any and all other agreements or instruments executed and delivered to the Purchasers by the Company hereunder or thereunder, as applicable (including, for the avoidance of doubt, the Rosehill Operating LLC Agreement and any amendment to the Credit Agreement delivered pursuant to this Agreement).

“Up-Front Fee” means an amount of cash equal to 2% of the Issue Amount.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, including the satisfaction or applicable waiver of the conditions set forth in Section 2.03:

(a) At the Initial Closing, the Purchasers, severally and not jointly, hereby subscribe for and agree to purchase from the Company the Base Series B Preferred Shares for a cash purchase price per Base Series B Preferred Share equal to the Series B Preferred Stock Purchase Price (the aggregate cash proceeds, the “Initial Issuance Proceeds”).

(b) At the Initial Closing, the Company hereby agrees to issue and sell to the Purchasers the Base Series B Preferred Shares. Following the Initial Closing, Schedule A shall be revised to reflect the Remaining Unfunded Commitment Amount, if any, of each Purchaser.

(c) If, following the Initial Closing, there is a Remaining Unfunded Commitment Amount, at any time prior to the date fifteen (15) Business Days prior to the Commitment Termination Date, the Company shall have the right to request in writing (such request, a “Funding Call”) that the Purchasers purchase and the Purchasers shall (severally and not jointly, and subject to the terms and conditions hereof) so purchase, the number of Additional Series B Preferred Shares set forth in the Funding Call for a cash purchase price per Additional Series B Preferred Share equal to the Series B Preferred Stock Purchase Price (the aggregate cash proceeds at any such Subsequent Closing, the “Subsequent Issuance Proceeds”); provided that (i) no Funding Call shall be made within ninety (90) days of the Initial Closing Date and (ii) no Funding Call shall be made for less than 5,000 Additional Series B Preferred Shares in the aggregate. Following each Subsequent Closing, Schedule A shall be revised to reflect the Remaining Unfunded Commitment Amount, if any, of each Purchaser. Each Funding Call shall be irrevocable and delivered to the Purchasers not less than fifteen (15) Business Days in advance of the date the Purchasers are requested to purchase the Additional Series B Preferred Shares. Notwithstanding anything to the contrary in this Agreement, a Purchaser shall not be required to purchase a Series B Preferred Share to the extent the amount paid by such Purchaser for such Series B Preferred Share would exceed such Purchaser’s Commitment Amount.

Section 2.02 Closing.

(a) Subject to the terms and conditions hereof, the Initial Closing shall take place at 10:00 a.m. on the date hereof at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

(b) The consummation of any subsequent purchases of Additional Series B Preferred Shares contemplated by Section 2.01(c) of this Agreement (each, a “Subsequent Closing”) shall take place at a time and on a date, not later than the Commitment Termination Date, that shall be no earlier than the third (3rd) Business Day after the conditions set forth in Section 2.03 (other than those conditions that by their nature are to be satisfied at such Closing, but subject to the fulfillment or waiver of those conditions at such Closing) shall be satisfied or waived in accordance with this Agreement.

Section 2.03 Closing Conditions.

(a) Mutual Closing Conditions. The obligations of the Purchasers, on the one hand, and the Company, on the other hand, at a Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchasers (including any Permitted Transferees thereof) representing a majority of the Purchased Shares and the Company at or prior to such Closing of the following conditions:

(i) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(ii) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement;

(iii) with respect to the Initial Closing, the Company shall have delivered a certification in writing that (x) all conditions to closing the Acquisition set forth in Sections 7.1 and 7.2 of the Acquisition Agreement have been satisfied or shall be satisfied substantially simultaneously with the Initial Closing on the terms and conditions contemplated by the Acquisition Agreement (subject to any amendments, supplements, waivers or other modifications consented to by the Purchasers representing a majority of the Purchased Shares) and (y) the closing of the Acquisition shall occur substantially simultaneously with the Initial Closing; and

(iv) the Amended Credit Agreement, as in effect on the date hereof, shall not have been further amended in any way that is material and adverse to the rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Purchaser, including with respect to the Company’s ability to pay dividends on the Series B Preferred Stock or to redeem the Series B Preferred Stock, in each case in accordance with the Series B Certificate of Designations.

(b) Purchaser Closing Conditions. The obligations of the Purchasers to effect a Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchasers (or any Permitted Transferees thereof) representing a majority of the Purchased Shares at or prior to the applicable Closing of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Article III hereof (other than Sections 3.01, 3.02, 3.09 and 3.13) shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (B) the representations and warranties of the Company set forth in Section 3.02 shall be true and correct as of the applicable Closing Date as though made on and as of such Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for de minimis inaccuracies, and (C) the representations and warranties of the Company set forth in Sections 3.01, 3.09 and 3.13 shall be true in all material respects as of the date of this Agreement and as of applicable Closing Date as though made on and as of such date;

(ii) the Company shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the applicable Closing Date;

(iii) with respect to the Initial Closing, the Notes Offering shall have been consummated, or shall be consummated concurrently with the Initial Closing;

(iv) the Company shall have delivered to the Purchasers all deliverables required to be delivered by the Company pursuant to Section 2.04(a); and

(v) with respect any Subsequent Closing, the conditions set forth on Exhibit A attached hereto.

(c) Company Closing Conditions. The obligation of the Company to effect a Closing with respect to each Purchaser is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:

(i) (A) the representations and warranties of such Purchaser set forth in Article IV hereof (other than Sections 4.01, 4.02 and 4.04) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except where the failure of such representation and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of such Purchaser to fully perform its covenants and obligations under this Agreement and (B) the representations and warranties of such Purchaser set forth in Sections 4.01, 4.02 and 4.04 shall be true in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(ii) each Purchaser shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing; and

(iii) each Purchaser shall have delivered to the Company all deliverables required to be delivered by such Purchaser pursuant to Section 2.04(b).

Section 2.04 Deliveries at Closing.

(a) Deliveries of the Company. At each Closing (except as otherwise indicated), the Company shall deliver, or cause to be delivered, to the Purchasers with respect to the Series B Preferred Shares to be sold and purchased on such Closing Date:

(i) an executed opinion from Vinson & Elkins LLP, counsel for the Company, in substantially the form and substance reasonably satisfactory to the Purchasers, which shall be addressed to the Purchasers and dated the applicable Closing Date;

(ii) at the Initial Closing, evidence that the Company has adopted and filed the Series B Certificate of Designations with the Secretary of State of the State of Delaware and that the Series B Certificate of Designations is in full force and effect;

(iii) at the Initial Closing, evidence that the Company, as the sole managing member of Rosehill Operating, has approved, and that Rosehill Operating has adopted the Rosehill Operating LLC Agreement, and that the Rosehill Operating LLC Agreement is in full force and effect;

(iv) evidence of issuance of the Purchased Shares to each Purchaser credited to book-entry accounts maintained by the Company;

(v) a secretary’s certificate of the Company, dated the applicable Closing Date, certifying as to and attaching (A) the articles of incorporation of the Company, (B) the Bylaws and (C) resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Shares;

(vi) an officer’s certificate of the Company, dated as of the applicable Closing Date, certifying in his or her applicable capacity, to the effect that the conditions set forth in Section 2.03(b) have been satisfied;

(vii) a certificate of the Secretary of State of Delaware, dated within two (2) Business Days prior to the applicable Closing Date, to the effect that the Company is in good standing (or certificate of similar import) in Delaware;

(viii) at the Initial Closing, payment of both (i) the Up-Front Fee and (ii) the Purchasers’ Transaction Expense Amount in respect of the Initial Closing, payable by wire transfer of immediately available funds to the account(s) designated in advance of the Initial Closing Date by EIG Management Company, LLC or their designee;

(ix) at each Subsequent Closing, payment of the Purchasers’ Transaction Expense Amount in respect of such Subsequent Closing, payable by wire transfer of immediately available funds to an account designated in advance of such Subsequent Closing Date by the Purchasers; and

(x) a cross-receipt executed by the Company and delivered to the Purchasers certifying as to the amounts that it has received from the Purchasers.

(b) Deliveries of Each Purchaser. At each Closing (except as otherwise indicated), the Purchasers shall deliver or cause to be delivered to the Company:

(i) a cross-receipt executed by each Purchaser (or with respect to the Up-Front Fee, the Person designated by EIG Management Company, LLC) and delivered to the Company certifying that it has received from the Company (i) the number of Purchased Shares to be received by such Purchaser in connection with the applicable Closing, (ii) the Purchasers’ Transaction Expense Amount in respect of the applicable Closing and (iii), solely with respect to the Initial Closing, the Up-Front Fee;

(ii) a certificate of an authorized officer of such Purchaser, dated the applicable Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Section 2.03(c) have been satisfied;

(iii) payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated in advance of the applicable Closing Date by the Company; and

(iv) at least two Business Days prior to the Initial Closing (and at least two Business Days prior to any Subsequent Closing in the case of any Purchaser (including an assignee of a Purchaser) that did not purchase Series B Preferred Shares at the Initial Closing), a properly executed Internal Revenue Service Form W-9 from such Purchaser (or, in the case of a Purchaser which is disregarded for U.S. federal income tax purposes, such Purchaser’s regarded owner).

Section 2.05 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

As of the date hereof and as of the applicable Closing, the Company represents and warrants to the Purchasers as follows:

Section 3.01 Existence. Each of the Rosehill Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company or corporate, as the case may be, power and authority to own or lease its Properties and assets and to conduct the businesses in which it is engaged in all material respects, and is duly registered or qualified as a foreign limited liability company or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization and Valid Issuance of Shares.

(a) As of the date hereof, the authorized equity interests of the Company consist of (i) 125,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (x) 95,000,000 shares of Class A Common Stock and (y) 30,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of preferred stock. Prior to the issuance and sale of the Purchased Shares, there were (i) 6,107,374 shares of Class A Common Stock issued and outstanding, (ii) 29,807,692 shares of Class B Common Stock, (iii) 0 shares of Class F Common Stock and (iv) 96,466 shares of Series A Preferred Stock issued and outstanding. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and non-assessable. Except for the Series A Preferred Stock, as of the date hereof, there are no, and as of the applicable Closing Date, there will be no, equity interests of the Company that are senior to or pari passu with, in right of distribution, the Series B Preferred Stock.

(b) The Purchased Shares being purchased by the Purchasers hereunder will be duly authorized by the Company and, when issued and delivered by the Company in accordance with this Agreement and the Series B Certificate of Designations against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.

(c) Except as disclosed in the Company SEC Documents, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Shares; and, except (i) for the Purchased Shares to be issued pursuant to this Agreement, (ii) for awards issued pursuant to the Company’s benefit plans or (iii) as disclosed in the Company SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, ownership interests in the Company are outstanding.

(d) As of the date hereof, the Rosehill Entities consist solely of the Company and Rosehill Operating.

Section 3.03 Company SEC Documents. Except as disclosed in the Company SEC Documents, since January 1, 2017, the Company’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “Company SEC Documents”) have been filed with the Commission on a timely basis (including applicable extensions). The Company SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements of the Company and other financial information included in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal and recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows of the Rosehill Entities for the periods then ended. The independent auditor of the Company as of the date of the most recent audited balance sheet of the Company is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Since the date of the most recent balance sheet of the Company audited by such auditor, (i) the interactive data in extensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto and (ii) based on an annual evaluation of disclosure controls and procedures, except as set forth in the Company SEC Documents, the Company is not aware of (x) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company.

Section 3.04 No Material Adverse Change. Except as expressly set forth in or contemplated by the Company SEC Documents, since December 31, 2017, no Material Adverse Effect has occurred.

Section 3.05 Registration. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the Knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.06 Litigation. Except as set forth in the Company SEC Documents filed since January 1, 2017, there are no actions, suits, claims, investigations, orders, injunctions or proceedings pending or, to the Knowledge of the Company, threatened in writing, to which any of the Rosehill Entities or any of their respective officers or directors is a party or to which any Property or asset of any such entity is subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, NASDAQ), which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Transaction Documents or the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

Section 3.07 No Default. None of the Rosehill Entities is in breach or violation of or in default under (nor has any event occurred that, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (a) any of its Organizational Documents, (b) any Contract to which it is a party or by which it or any of its Properties may be bound or affected, (c) any Law, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of NASDAQ), (e) the Series A Certificate of Designations or (f) any decree, judgment or order applicable to it or any of its Properties, except in the case of clauses (b) through (f) for any such breaches, violations or defaults that are described in the Company SEC Documents or that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.08 No Conflicts. None of (a) the offering, issuance and sale by the Company of the Purchased Shares and the application of the proceeds therefrom, (b) the execution, delivery and performance of the Transaction Documents, or (c) the consummation of the transactions contemplated hereby or thereby (i) constitutes or will constitute a violation of the Organizational Documents of any Rosehill Entity, (ii) constitutes or will constitute a default under (or constitute any event that, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), or result in the creation or imposition of a Lien on any Property or assets of any Rosehill Entity pursuant to (A) the Organizational Documents of any of the Rosehill Entities, (B) any Contract to which any of the Rosehill Entities is a party or by which any of the Rosehill Entities or any of their respective Properties may be bound or affected, (C) any Law, (D) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of NASDAQ), (E) the Series A Certificate of Designations or (F) any decree, judgment or order applicable to any of the Rosehill Entities or any of their respective properties, except in the cases of clauses (B) through (E) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 3.09 Authority: Enforceability. The Company has all requisite power and authority to issue, sell and deliver the Purchased Shares, in accordance with and upon the terms and conditions set forth in this Agreement and the Series B Certificate of Designations. Except with respect to the issuance and sale of Additional Series B Preferred Shares, all corporate action required to be taken by the Company for the authorization, issuance, sale and delivery of the Purchased Shares, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Shares or the holders of Series A Preferred Stock is required under the Organizational Documents of the Company or the rules of the NASDAQ in connection with the Company’s issuance and sale of the Purchased Shares to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Initial Closing, will be, validly executed and delivered by the Company, and constitutes, or will constitute, the legal, valid and binding obligations of the Company (assuming the due authorization, execution and delivery thereof by the other parties thereto, as applicable), enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 3.10 Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Company of any of the Transaction Documents or the Company’s issuance and sale of the Purchased Shares, except (a) with respect to the issuance and sale of Additional Series B Preferred Shares, (b) as may be required under the state securities or “Blue Sky” Laws, (c) as may be required by the rules and regulation of the NASDAQ, (d) the filing of the Series B Certificate of Designations with the Secretary of State of the State of Delaware or (e) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Investment Company Status. None of the Rosehill Entities is, and upon the issuance and sale of the Purchased Shares as herein contemplated and the application of the net proceeds therefrom, will any of the Rosehill Entities be, an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

Section 3.12 No Labor Disputes. No labor dispute with the employees of any of the Rosehill Entities exists or, to the Knowledge of the Company, is imminent, that would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Certain Fees. Except for the fees and expenses payable by the Company to KLR Group, LLC for which the Purchasers shall have no liability, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchasers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by the Rosehill Entities or alleged to have been incurred by the Rosehill Entities in connection with the sale of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 3.14 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Rosehill Entities carries, or is covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries, including, without limitation, policies covering real and personal property owned or leased by the Rosehill Entities against theft, damage, destruction, acts of vandalism, flood and earthquakes. Except as would not reasonably be expected to have a Material Adverse Effect: all policies of insurance of the Rosehill Entities are in full force and effect; the Rosehill Entities are in compliance with the terms of such policies in all material respects; there are no material claims by any of the Rosehill Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Rosehill Entities has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.15 Books and Records: Sarbanes-Oxley Compliance.

(a) Except as disclosed in the Company SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) Except as disclosed in the Company SEC Documents, the Company has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as of the end of the most recently completed fiscal quarter covered by the Company’s periodic reports filed with the Commission, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c) The Company and, to the Knowledge of the Company, its directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.16 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Rosehill Entities has filed all Tax Returns required to have been filed, such Tax Returns are true, accurate and complete in all material respects, and all Taxes that are due and payable from any of the Rosehill Entities (whether or not shown to be due and payable on any Tax Return) have been paid, except for those Taxes which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the Rosehill Entities has had any Tax deficiency proposed or assessed against it that has not been fully resolved and satisfied, (ii) none of the Rosehill Entities has executed any waiver of any statute of limitations on the assessment or collection of any Tax that remains outstanding, and (iii) there is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Company, threatened or proposed with respect to any Taxes of any of the Rosehill Entities.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Rosehill Entities (or its agent) has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax receiving officers or authorized depositories.

Section 3.17 Permits and Licenses. The Rosehill Entities possess all Permits issued by each Governmental Authority necessary to conduct their respective businesses, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Rosehill Entities have fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect. None of the Rosehill Entities has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course, except where the revocation or modification of any such Permit or the failure to renew any such Permit would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Environmental Laws. Except as has been disclosed in Company SEC Documents, and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the operations of the Rosehill Entities are and have been in compliance with all applicable Environmental Laws (including Permits issued under Environmental Laws) and, to the Knowledge of the Company, no occurrences or conditions currently exist that could reasonably be expected to impact the Rosehill Entities’ continued compliance with such Environmental Laws, (b) there are no pending or, to the Knowledge of the Company, threatened claims asserted against any of the Rosehill Entities under applicable Environmental Laws, including claims relating to the release, spill or disposal of, or exposure of any Person to, any Hazardous Materials, and the Rosehill Entities have not received any notice, report, order directive or other information regarding any actual or alleged violation of, or liability under, Environmental Laws, (c) the Rosehill Entities have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by Hazardous Materials, in each case except as has not resulted and would not result in a liability under Environmental Law and (d) the Rosehill Entities have not assumed, undertaken, provided any indemnification with respect to, or otherwise become subject to, the liability of any other Person under Environmental Laws.

Section 3.19 Title to Property. Each of the Rosehill Entities has good and indefeasible title to all real property and good title to all personal property described in the Company SEC Documents as owned by such Rosehill Entity, free and clear of all Liens except such (a) as are described in the Company SEC Documents, (b) as are created, arise under or secure the Credit Agreement, (c) as are created, arise under or secure the Senior Secured Second Lien Notes issued pursuant to the Notes Offering or (d) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20 ERISA Compliance. Except, in each case, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Rosehill Entities would have any liability (each an “ERISA-Subject Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERISA-Subject Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each ERISA-Subject Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no ERISA-Subject Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA-Subject Plan or the receipt by any of the Rosehill Entities from the Pension Benefit Guaranty Corporation or the plan administrator of any notice relating to the intention to terminate any ERISA-Subject Plan or ERISA-Subject

Plans or to appoint a trustee to administer any ERISA-Subject Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any ERISA-Subject Plan and (E) none of the Rosehill Entities has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the ERISA-Subject Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of an ERISA-Subject Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each ERISA-Subject Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.21 Anti-Corruption. None of the Rosehill Entities or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other anti-corruption or anti-bribery law of any jurisdiction in which the Rosehill Entities operate (collectively, “Anti-Corruption Law”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA or other Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other Anti-Corruption Laws and such Rosehill Entities and, to the Knowledge of the Company, their Affiliates have conducted their businesses in compliance with the FCPA and any other Anti-Corruption Law and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.22 Money Laundering Laws. The operations of the Rosehill Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Rosehill Entities operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Rosehill Entities with respect to the Money Laundering Laws is pending or, to the best Knowledge of the Company, threatened.

Section 3.23 Sanctions. None of the Rosehill Entities currently appears on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; nor is any Rosehill Entity located, organized or resident in a country or territory that is the subject of comprehensive embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region of

Ukraine) (collectively, “Sanctions”); and the Rosehill Entities will not knowingly directly or indirectly use the proceeds of the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding or facilitation, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 3.24 Acquisition Agreement. To the Knowledge of the Company, the representations and warranties of the sellers party to the Acquisition Agreement are true and correct, except such as would, individually or in the aggregate, reasonably be expected to not have a Material Adverse Effect on the financial condition, business, assets, properties or results of operations of the Rosehill Entities taken as a whole following the consummation of the transactions contemplated hereby.

Section 3.25 Distribution Restrictions. None of the Rosehill Entities is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from paying any distributions to any other Rosehill Entity, from repaying to the Company any loans or advances, or from transferring any property or assets to the Company or any other Rosehill Entity except for (A) restrictions on distributions under applicable Law, (B) restrictions on distributions contained in the Amended Credit Agreement or the Note Purchase Agreement or (C) restrictions on distributions contained in the Organizational Documents of any Rosehill Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

As of the date hereof and as of the applicable Closing, each of the Purchasers, severally but not jointly, represents and warrants to the Company as follows:

Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization; Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of any other Person is required. Each of the Transaction Documents has been duly executed and delivered by such Purchaser, where applicable, and constitutes legal, valid and binding obligations of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby do not and will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Transaction Documents.

Section 4.04 Certain Fees. No fees or commissions are or will be payable by the Purchasers to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transaction contemplated by this Agreement or the other Transaction Documents. Each Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.05 Unregistered Securities.

(a) Accredited Investor Status: Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and is able to bear the risk of its investment in the Purchased Shares. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Shares.

(b) Information. Such Purchaser and its Representatives have been furnished with (i) all materials relating to the business, finances and operations of the Company, (ii) materials relating to the offer and sale of the Purchased Shares and (iii) materials relating to the Acquisition, in each case, that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Company’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Shares involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(c) Legends. Such Purchaser understands that any certificate or book-entry position evidencing Purchased Shares will bear the restrictive legend set forth in the Series B Certificate of Designations.

(d) Purchase Representation. Such Purchaser is purchasing the Purchased Shares for its own account, the account of its Affiliates, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act), not as a nominee or agent, and not with a view to distribution in violation of any securities Laws. Such Purchaser has been advised and understands that the Purchased Shares have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Company, in issuing the Purchased Shares, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(e) Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Shares, that none is expected to develop and that the Purchased Shares must be held indefinitely unless and until the Purchased Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(f) Reliance by the Company. Such Purchaser understands that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Shares.

Section 4.06 Sufficient Funds. Such Purchaser will have available to it at the applicable Closing sufficient funds to enable such Purchaser to pay in full at such Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.

Section 4.07 United States Person. Such Purchaser is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

ARTICLE V

COVENANTS

Section 5.01 Cooperation: Further Assurances. Each of the Company and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Each of the Company and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. Each Purchaser shall cooperate reasonably with the Company to provide any information necessary for any applicable securities filings.

Section 5.02 Use of Proceeds.

(a) Initial Issuance Proceeds. The Company shall contribute the Initial Issuance Proceeds to Rosehill Operating in exchange for a number of Series B preferred units representing membership interests in Rosehill Operating equal to the number of shares of Series B Preferred Stock issued at Initial Closing. Rosehill Operating shall use such proceeds exclusively to (i) partially fund the Acquisition, (ii) pay the first four (4) cash dividends on the Series B preferred units, which cash shall be used to pay the first four (4) Cash Dividends (as defined in the Series B Certificate of Designations) to the Purchasers in accordance with the Series B Certificate of Designations, which such amounts shall be retained at the Company and used for no other purpose, (iii) pay applicable transaction fees and expenses relating to or arising out of this Agreement (including the Purchasers’ Transaction Expense Amount in respect of the Initial Closing) and (iv) fund drilling and infrastructure development expenses with respect to the Properties of the Company and its Subsidiaries.

(b) Subsequent Issuance Proceeds. The Company shall contribute any Subsequent Issuance Proceeds to Rosehill Operating in exchange for a number of Series B preferred units representing membership interests in Rosehill Operating equal to the number of shares of Series B Preferred Stock issued at each Subsequent Closing. Rosehill Operating shall use such proceeds exclusively to (i) pay the Purchasers’ Transaction Expense Amount in respect of such Subsequent Closing and (ii) fund drilling and infrastructure development expenses with respect to the Properties of the Company and its Subsidiaries.

Section 5.03 Expenses. Each of the parties to this Agreement will bear and pay the reasonable and documented out-of-pocket fees and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to the Transaction Documents; provided, however, that upon any Closing, the Company shall reimburse the Purchasers for all of their reasonable and documented transaction fees and expenses (including reasonable fees and expenses of the Purchasers’ advisors), in each case incurred in connection with due diligence, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated pursuant to the Transaction Documents in respect of such Closing (such amount in respect of each such Closing, the “Purchasers’ Transaction Expense Amount”); provided that EIG Management Company, LLC shall notify the Company when Purchasers’ transaction fees and expenses, in the aggregate for all such Closings as of any such date, is close to or has exceeded $500,000, and shall seek the Company’s approval for such fees and expenses to exceed such amount; and provided further, that in the event this Agreement is terminated for any reason prior to the Initial Closing, reimbursement of the Purchasers’ transaction fees and expenses shall be paid in accordance with the terms of the Mandate Letter.

Section 5.04 Change of Control.

(a) In the event that a Change of Control (as defined in the Series B Certificate of Designations) occurs or parties enter into definitive agreements for a transaction that upon consummation would constitute a Change of Control prior to full funding of a

Purchaser’s Commitment Amount, such Purchaser shall have the right for thirty (30) days thereafter to elect by written notice to the Company to be released from its obligation to fund such Purchaser’s Remaining Unfunded Commitment Amount with respect to any Funding Call or request delivered after such entry into definitive agreements or Change of Control and upon delivery of any such notice the Remaining Unfunded Commitment Amount of such Purchaser shall be reduced to zero and Schedule A shall be revised to reflect such reduction.

(b) In addition to the rights described in Section 5.04(a), in the event of a Change of Control in which the Company is not the surviving entity that occurs prior to full funding of a Purchaser’s Commitment Amount, such Purchaser shall have the right to require the Company to use commercially reasonable efforts to secure for such Purchaser the right to purchase securities in the surviving entity or the parent of the surviving entity that have substantially similar rights, preferences and privileges as the Series B Preferred Shares on the same basis such Purchaser is or would be so entitled to the extent it has or had funded its Commitment Amount before such Change of Control.

Section 5.05 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Series B Preferred Shares without registration, for so long as any Series B Preferred Shares remain outstanding, the Company agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act (or any similar provision then in effect);

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) so long as a Purchaser owns any Series B Preferred Shares, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Purchaser forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing such Purchaser to sell the Series B Preferred Shares without registration.

Section 5.06 Hedging. Within forty-five (45) days of the Initial Closing and thereafter for so long as any shares of Series B Preferred Stock are outstanding, the Company shall cause Rosehill Operating to be in compliance with the minimum hedging obligations set forth in Section 8.18 of the Note Purchase Agreement (as such may be amended or modified from time to time following the date hereof, provided that, in the event the Note Purchase Agreement is terminated, then the minimum hedging obligations for purposes of this Section 5.06 shall be those in effect immediately prior to the termination of the Note Purchase Agreement).

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them) (collectively, “Losses”), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to the breach of representations or warranties is made prior to the expiration of the survival period of such representation or warranty as set forth in Section 6.03; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made.

Section 6.02 Indemnification By the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Company, and its Representatives (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses, whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to the breach of representations or warranties is made prior to the expiration of the survival period of such representation or warranty as set forth in Section 6.03; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made.

Section 6.03 Survival of Provisions. (i) The representations and warranties set forth in Sections 3.01, 3.02, 3.09, 3.13, 4.01, 4.02 and 4.04 shall survive the execution and delivery of this Agreement indefinitely, (ii) the representations and warranties set forth in Section 3.16 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking into account any extensions thereof) and (iii) the other representations and warranties contained in this Agreement shall survive for a period of twelve (12) months following the applicable Closing. The covenants made in this Agreement or any other Transaction Document shall survive the applicable Closing and remain operative and in full force and effect in accordance with their respective terms until fully performed. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Company and the Purchasers thereunder, and Article VII shall remain operative and in full force and effect as between the Company and each Purchaser, unless the Company and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Company and such Purchaser.

Section 6.04 Limitations to Indemnification.

(a) The maximum amount of indemnifiable Losses that may be recovered from (i) the Company for any amounts due under Section 6.01 (other than for breaches of Section 3.01, Section 3.02, Section 3.09 or Section 3.13) shall be an amount equal to the Indemnification Cap and (ii) all Purchasers in the aggregate for any amounts due under Section 6.02 (other than for breaches of Section 4.01, Section 4.02 or Section 4.04) shall be an amount equal to the Indemnification Cap; and

(b) No party hereto shall have any liability for Losses pursuant to Section 6.01 or Section 6.02 for any special, indirect, consequential (including lost profits) or punitive damages relating to a breach or alleged breach of this Agreement, except to the extent such Losses are incurred by a third person and constitute a portion of a Third-Party Claim.

Section 6.05 Indemnification Procedure. Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) Business Days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified Third-Party Claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Article VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 6.06 Tax Characterization. All indemnification payments under this Article VI shall be treated as adjustments to the applicable Purchaser’s relevant Funding Obligation for all Tax purposes, except as otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Survival. Subject to Section 6.05, this Agreement will survive the Initial Closing so long as any Series B Preferred Shares are outstanding.

Section 7.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 7.03 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Company from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.04 Binding Effect. This Agreement shall be binding upon the Company, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.05 Confidentiality; Public Announcements.

(a) Notwithstanding anything to the contrary contained therein, the Confidentiality Agreement, dated as of September 12, 2017, by and between EIG Investment Management Company, LLC and the Company shall survive the execution and delivery of this Agreement until the date that is six (6) months following the Commitment Termination Date and shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

(b) Each party will consult with the other parties hereto and consider in good faith any comments provided by such other parties concerning the disclosure contained in such press release before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement; provided that no party will issue any press release or other public statement that attributes comments to any other party or that indicates the approval of any other party of the contents of any such press release or statement (or portion thereof) without the prior written approval of the other parties hereto. Notwithstanding the foregoing, the Purchasers may provide customary information in respect of the transactions contemplated by this Agreement to its financing sources, including its limited partners, members, stockholders or other equityholders, as applicable, and their investors and partners, members, stockholders or other equityholders, in each case, as each Purchaser may elect in its sole discretion; provided that any such financing source that receives Confidential Information shall abide by the provisions of Section 7.05(a) of this Agreement.

Section 7.06 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt immediately upon the receipt of any notice by telecopy, electronic mail or facsimile), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. The Purchasers agree that any notice required or permitted by this Agreement or under the Organizational Documents of the Company or other applicable law may be given to the Purchaser at the address or by means of electronic transmission set forth below. The Purchasers further agree to notify the Company of any change to the Purchasers’ electronic mail addresses, and further agrees that the provision of such notice to the Company shall constitute the consent of the Purchasers to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to the Purchasers at the electronic mail address so provided by the Purchasers, the Purchasers shall, within two (2) Business Days after a request by the Company, provide the Company with a valid electronic mail address to which the Purchasers consent to receive notice at such electronic mail address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) If to the Purchasers, to the addresses set forth on Schedule A, with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

Attention: Julian J. Seiguer, P.C.

                 Cyril V. Jones

Email:      julian.seiguer@kirkland.com

                 cyril.jones@kirkland.com

(b) If to the Company:

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: Craig Owen

                 Chris Wood

Email:      cowen@rosehillres.com

                 cwood@rosehillres.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Brenda Lenahan

                 Scott Rubinsky

Email:      blenahan@velaw.com

                 srubinsky@velaw.com

or to such other address as the Company or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.07 Entire Agreement. This Agreement, the other Transaction Documents, and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Transaction Documents with respect to the rights granted by the Company or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.08 Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement to any Affiliate of such Purchaser without the consent of the Company by (i) delivery of an agreement of such assignee to be bound by the provisions of this Agreement, (ii) a revised Schedule A and (iii) a properly executed Internal Revenue Service Form W-9 from such assignee (or, in the case of an assignee which is disregarded for U.S. federal income tax purposes, such assignee’s disregarded owner), but no such assignment shall relieve the assigning Purchaser of its obligations to purchase the Purchased Shares to be purchased by it without giving effect to such assignment in the event the assignee fails to purchase all or any portion of such Purchased Shares. Except as expressly permitted by this Section 7.08, no portion of the rights and obligations under this Agreement of any Purchaser may be transferred except with the prior written consent of the Company (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. The Company may not assign this Agreement or any portion of its rights and obligations under this Agreement, without the prior written consent of the Purchasers.

Section 7.09 Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws which would result in the application of the law of any other jurisdiction. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.10 No Recourse Against Others.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Purchasers. No Person other than the Company or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Company and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b) Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Company and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 7.11 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Company, the Purchasers and, for purposes of Section 7.12 only, any member, partner, stockholder, Affiliate or Representative of the Company or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS CONTROLLED AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 7.14 Tax Withholding. The Company agrees that, provided that each Purchaser delivers to the Company a properly executed IRS Form W-9 certifying as to such Purchaser’s complete exemption from backup withholding, under current Law the Company (including any paying agent of the Company) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Purchaser. In the event that any Purchaser fails to deliver to the Company such properly executed IRS Form W-9, the Company reasonably believes that a previously delivered IRS W-9 is no longer accurate and/or valid, or there is a change in Law that affects the withholding obligations of the Company, the Company and its paying agent shall be entitled to withhold Taxes on all payments made to the relevant Purchaser in the form of cash or to request that the relevant Purchaser promptly pay the Company in cash any amounts required to satisfy any withholding Tax obligations. In the event that the Company does not have sufficient cash with respect to any Purchaser from withholding on cash payments otherwise payable to such Purchaser and cash paid to the Company by such Purchaser to the Company pursuant to the immediately preceding sentence, the Company and its paying agent shall be entitled to withhold Taxes on deemed payments, including distributions of additional Series B Preferred Stock in lieu of cash and constructive distributions, on the Series B Preferred Stock to the extent required by Law, and the Company and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Series B Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Series B Preferred Stock.

Section 7.15 Tax Treatment. The parties agree that for purposes of Section 305 of the Code and Section 1.305-5 of the Treasury Regulations, the Series B Preferred Stock shall be treated as redeemable at the option of the Holder (as defined in the Series B Certificate of Designations) on the sixth anniversary of the Issue Date (as defined in the Series B Certificate of Designations). Accordingly, the parties agree that the Redemption Consideration (as defined in the Series B Certificate of Designations) expected to be payable on such sixth anniversary (assuming that the Company complies with its obligations to make cash distributions and distributions in the form of Series B PIK Shares (as defined in the Series B Certificate of Designations)), to the extent in excess of the amount paid for the Series B Preferred Stock, shall be accrued under principles similar to the principles of Section 1272(a) of the Code, and for each calendar year an appropriate amount pursuant to such principles (for the avoidance of doubt, taking into account any cash distributions) shall be treated as a constructive distribution of Series B Preferred Stock pursuant to Section 305 of the Code and Section 1.305-5 of the Treasury Regulations. The parties shall reasonably cooperate to determine any such amounts that are required to be reported on any IRS Form 1099 and shall discuss the determination of any such amounts sufficiently in advance of the deadline for filing any IRS Form 1099 to allow the parties to resolve any disagreements over any such determination. If the parties are unable to resolve any disagreement, then such disagreement shall be submitted to an an independent nationally recognized accounting firm that is mutually agreed upon by the parties (the “Independent Accounting Firm”) for prompt resolution. The parties shall use their reasonable best efforts to cause the Independent Accounting Firm to make its determination as promptly as possible, and in any event within thirty (30) days after such Independent Accounting Firm has been retained and prior to the date on which the relevant IRS Form 1099 is due. The costs and expense of the Independent Accounting Firm shall be borne 50% by the Purchasers, on the one hand, and 50% by the Company, on the other hand.

[Remainder of Page Left Intentionally Blank]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

COMPANY:

ROSEHILL RESOURCES INC.

By:	/s/ J. A. Townsend
Name:	J. A. Townsend
Title:	President and Chief Executive Officer

Signature Page to Preferred Stock Purchase Agreement

PURCHASERS:

EIG DIREWOLF EQUITY AGGREGATOR, LP

By: EIG Direwolf GP, LLC Its: General Partner

By: EIG Asset Management, LLC Its: Managing Member

By:	/s/ Patrick Hickey

Name:	Patrick Hickey
Title:	Managing Director

By:	/s/ Kathleen Turner

Name:	Kathleen Turner
Title:	Associate Counsel

Signature Page to Preferred Stock Purchase Agreement

TRILOMA EIG ENERGY INCOME FUND

By:	/s/ Deryck Harmer
Name:	Deryck Harmer
Title:	President

TRILOMA EIG ENERGY INCOME FUND – TERM I

By:	/s/ Deryck Harmer
Name:	Deryck Harmer
Title:	President

Signature Page to Preferred Stock Purchase Agreement

Schedule A

Purchaser Allocations

(as of December 8, 2017)

Purchaser	Base Series B Preferred Shares	Commitment	Capital Contributions	Remaining Unfunded Commitment Amount	Commitment Percentage
EIG Direwolf Equity Aggregator, L.P. c/o EIG Asset Management, LLC Three Allen Center 333 Clay Street, Ste. 3500 Houston, TX 77002 Attn: Patrick Hickey, Rob Chuchla Email: Patrick.Hickey@eigpartners.com; cc: Aneil.Kochar@eigpartners.com; wdc@eigpartners.com Fax: 713.615.7454 (Patrick) & 713-615-7472 (Aneil)	147,500	$196,666,666.67	$147,500,000.00	$49,166,666.67	98.33333%
Triloma EIG Energy Income Fund c/o EIG Credit Management Company, LLC Three Allen Center 333 Clay Street, Ste. 3500 Houston, TX 77002 Attn: Patrick Hickey, Rob Chuchla Email: Patrick.Hickey@eigpartners.com; cc: Aneil.Kochar@eigpartners.com; wdc@eigpartners.com Fax: 713.615.7454 (Patrick) & 713-615-7472 (Aneil)	1,600	$2,133,333.33	$1,600,000.00	$533,333.33	1.06667%

Schedule A to Preferred Stock Purchase Agreement

Triloma EIG Energy Income Fund – Term I c/o EIG Credit Management Company, LLC Three Allen Center 333 Clay Street, Ste. 3500 Houston, TX 77002 Attn: Patrick Hickey, Rob Chuchla Email: Patrick.Hickey@eigpartners.com; cc: Aneil.Kochar@eigpartners.com; wdc@eigpartners.com Fax: 713.615.7454 (Patrick) & 713-615-7472 (Aneil)	900	$1,200,000.00	$900,000.00	$300,000.00	0.60000%

Total	150,000	$200,000,000	$150,000,000	$50,000,000	100%

Schedule A to Preferred Stock Purchase Agreement

Exhibit A

Additional Issuance Conditions

1.	The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it on or prior to the applicable Closing Date.

2.	(i) The Up-Front Fee and (ii) the Purchasers’ Transaction Expense Amounts for all previous Closings payable hereunder shall have been paid in full.

3.	No default shall have occurred and be continuing under any Company Indebtedness Document (as defined in the Series B Certificate of Designations).

4.	No Dividend Trigger Event (as defined in the Series B Certificate of Designations) or material default under the Series B Certificate of Designations shall have occurred and be outstanding as of the applicable Closing Date.

5.	As of the applicable Closing Date, the Company’s Capital Ratio, pro forma for the purchase and issuance of such Purchased Shares, shall not exceed 3.00 to 1.00.

Exhibit A to Preferred Stock Purchase Agreement